EXHIBIT 1

UBS AG, LONDON BRANCH

US$2,000,000,000 PARTICIPATION NOTES DUE 2007

This certifies that ISTITHMAR MEDIA INVESTMENTS

IS THE REGISTERED HOLDER OF

US$2,000,000,000 in aggregate principal amount of Participation Notes due 2007 (the “Notes”) issued by UBS AG, London Branch (the “Issuer”). The Notes are subject to the terms and conditions set out in the Schedule hereto (the “Conditions”). Terms defined in the Conditions have the same meanings when used herein.

This Global Note is evidence of entitlement only. Title to the Notes passes only on due registration on the Register of Noteholders and only the duly registered holder is entitled to payments in respect of this Note.

This Global Note may not be transferred in whole or in part other than with the prior consent of the Issuer.

This Global Note is governed by, and shall be construed in accordance with, the laws of the State of New York.

Issued as of 15 February 2006

UBS AG, LONDON BRANCH

By: /s/ Derek Lowe (Authorised Signatory)	By: /s/ Mark Dalton (Authorised Signatory)

Schedule

Terms and Conditions of the Participation Notes

1	GENERAL
(a)	Description

The US$2,000,000,000 Participation Notes due 2007 (the “Notes”) of UBS AG, London Branch (the “Issuer”) are constituted hereby and are issued on February 15, 2006.

References to “Conditions” are, unless the context requires otherwise, to this Condition 1 and the numbered paragraphs below.

(b)	Redemption

The Notes shall be redeemable, subject to and in accordance with these Conditions, at a redemption price equal to the Reference Property Value plus the Holder’s Cash Amount (each as defined in Condition 5(b)). The Reference Property initially comprises 109,460,088 shares of common stock with a par value of US$0.01 of Time Warner Inc. (“Time Warner”), a company incorporated under the laws of the State of Delaware, ISIN US8873171057 (the “Shares”). The Holder’s Cash Amount shall initially be US$ zero.

(c)	Form, Denomination and Title

The Notes are in registered form, in the denomination of US$100,000 (each, an “Authorized Denomination”).

(d)	Title

Title to the Notes is registered in the name of Istithmar Media Investments. In these Conditions, in relation to a Note, “Noteholder” and “holder” means Istithmar Media Investments. The holder of any Note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or theft or loss of it) and no person will be liable for so treating the holder.

2	STATUS

The Notes constitute unconditional, unsecured and unsubordinated obligations of the Issuer and rank and will rank equally among themselves and, save for such exceptions as may be provided by law, pari passu with all other unsecured and unsubordinated obligations of the Issuer.

3	REGISTRATION AND TRANSFER OF THE NOTES
(a)	Registration

The Issuer will cause a register (the “Register”) to be maintained by or on behalf of UBS AG outside the United Kingdom on which will be entered the name and address of Istithmar Media Investments as the holder of the Notes and the particulars of all redemptions of Notes.

(b)	Transfer

Notes may not be transferred in whole or in part other than with the prior written consent of the Issuer.

4	INTEREST

The Notes do not bear interest. If any amount due under the Notes is improperly withheld or refused interest will accrue on such amount (both before and after judgment) at a rate determined by the Issuer by reference to US dollar interbank offer rates.

5	REDEMPTION

The Notes may not be redeemed otherwise than in accordance with this Condition 5 or Condition 6.

(a)	Mandatory Redemption at Maturity

Unless otherwise previously redeemed or purchased and cancelled in accordance with these Conditions, each outstanding Note will be mandatorily redeemed on August 15, 2007 (the “Maturity Date”) by payment by or on behalf of the Issuer on the relevant Settlement Date to, or to the account of, the Noteholder of (i) the Holder’s Reference Property Value (as defined in Condition 5(b)) and (ii) to the extent not already so delivered in accordance with Condition 5(f) 100 per cent. of the Holder’s Cash Amount per Note, such Holder’s Cash Amount per Note being calculated as at the Maturity Date, in each case, as at the last day of the relevant Calculation Period (as defined in Condition 5(b)).

(b)	Definitions

For the purposes of these Conditions:

“Business Day” means a day, other than a Saturday or Sunday on which commercial banks and foreign exchange markets are open for general business in London and New York.

“Calculation Period” means:

(i)	with respect to a Mandatory Redemption pursuant to Condition 5(a), a period of 15 consecutive Valuation Days ending on, and including, the sixth Valuation Day immediately preceding the Maturity Date;
(ii)

with respect to any early redemption of the Notes pursuant to Condition 5(c) or 5(d), (x) if the nominal value of each Note to be redeemed (the “Redemption Amount”) is less than or equal to US$30,000, the period of 5 consecutive Valuation Days ending on, and including, the sixth Valuation Day preceding the relevant Redemption Date; (y) if the Redemption Amount is more than US$30,000 but less than US$60,000, the period of 10 consecutive Valuation Days ending on, and including, the sixth Valuation Day preceding the relevant Redemption Date; and (z) if the Redemption Amount is greater than or equal to US$60,000, the period of 15 consecutive Valuation Days ending on, and including, the sixth Valuation Day preceding the relevant Redemption Date; and

(iii)

with respect to an Optional Redemption pursuant to Condition 6(a), a period of 10 consecutive Valuation Days beginning on the third Valuation Day following the relevant Notification Date (as defined in Condition 6(b)).

For the purpose of this definition of Calculation Period, “Valuation Day” shall, if applicable, be the Valuation Day corresponding to the Predominant Reference Security.

“Capital Repayment” means any repayment or redemption in whole or in part, whether or not in cash, of any Reference Securities or of any other property or assets comprising the Reference Property.

“Cash Instrument” has the meaning given to it in Condition 5(e).

“Closing Price” means, with respect to a Trading Day on which an Reference Security is listed or quoted on the Stock Exchange, the closing sale price of such Reference Security on the Stock Exchange (or, if such price is not available, the average of the bid and ask prices) on such Trading Day (as published by the Stock Exchange). If the Reference Securities are quoted in a currency other than US dollars, conversions to US dollars of the Closing Price of the Reference Securities will be made at the Relevant Rate in effect on the relevant Trading Day.

“CMV” means, with respect to the Reference Property per Note on any Valuation Day, the current market value thereof, being the aggregate amount calculated by the Issuer of:

(i)

the VWAP of publicly-traded Reference Securities included in the Reference Property per Note on the Valuation Day as determined by the Issuer, multiplied by the number of such publicly-traded Reference Securities;

(ii)

in the case of any publicly-traded Reference Securities in respect of which the VWAP is not available, the Closing Price of such Reference Securities on the Valuation Day, all as determined by the Issuer, multiplied by the number of such publicly-traded Reference Securities;

(iii)

in the case of any assets (including Cash Instruments (as defined in Condition 5(e))) included in the Reference Property per Note on such Valuation Day for which a value cannot be determined pursuant to paragraph (i) or (ii) above, their fair market value as determined by the Issuer (acting in good faith); and

(iv)	in respect of any cash (other than a Cash Instrument (as defined in Condition 5(e))) included in the Reference Property per Note on such Valuation Day, the amount of such cash on such Valuation Day, in each case converted (if necessary) into US dollars at the Relevant Rate in effect on the relevant Valuation Day, and provided that:

(a)

for the purposes of paragraphs (i) and (ii) above, if such VWAP or Closing Prices are not available on any Valuation Day (whether by reason of a suspension of trading in the relevant securities or otherwise) or there is a Market Disruption Event on any such Valuation Day, then the CMV of the relevant Reference Securities shall be determined in accordance with paragraph (iii) above; and

(b)

for the purposes of paragraphs (i), (ii) and (iii) above, if, where applicable, the Valuation Day of any Non-Predominant Reference Security does not fall on the same Valuation Day as the Predominant Reference Security, then the VWAP or, as the case may be, the Closing Price of any such Non-Predominant Reference Security shall be calculated using the relevant VWAP or, as the case may be, the Closing Price applicable on the first Valuation Day for such Non-Predominant Reference Security immediately preceding the Valuation Day for the Predominant Reference Security.

“Daily Relevant Proportion” means, for each Valuation Day in the relevant Calculation Period, a ratio determined by the Issuer as follows:

(i)	if the CMV on such Valuation Day is less than or equal to 90 per cent. of the Outstanding Amount (as defined below) (the “Minimum Threshold Amount”), 100 per cent.
(ii)	if the CMV on such Valuation Day is less than the Maximum Threshold Amount (as defined below) but greater than the Minimum Threshold Amount, the following:
LT	; and
CMV

(iii)	if the CMV on such Valuation Day is greater than or equal to 140 per cent. of the Outstanding Amount (the “Maximum Threshold Amount”), the following:
1 — (	UT-LT	)
CMV

where:

“LT” means an amount in US dollars (rounded to the nearest cent with half a cent being rounded down) equal to the Minimum Threshold Amount; and

“UT” means an amount in US dollars (rounded to the nearest cent with half a cent being rounded down) equal to the Maximum Threshold Amount.

“Distribution” means, in respect of any Reference Property, any cash, property or other assets paid, made or transferred by or on behalf of, or charged and provided for in the accounts of, the relevant issuer of or obligor under any such Reference Property to holders or owners of such Reference Property, including, but not limited to, evidence of indebtedness, interest, dividends, income, benefits or other rights derived from, and the granting for free of additional Reference Securities or other property, assets or rights, subscription rights or put-options against the issuer of, or obligor under, any such Reference Property.

“Early Closure” means the closure on any Trading Day of the Stock Exchange prior to its scheduled weekday closing time unless such earlier closing time is announced by such Stock Exchange at least one hour prior to the actual closing time for the regular trading session on such Stock Exchange on such Trading Day.

“Exchange Disruption” means, in respect of any publicly-traded Reference Security, any event (other than a Trading Disruption or an Early Closure) that disrupts or impairs (in the reasonable opinion of the Issuer) the ability of market participants in general to effect transactions in, or obtain market values for, such Reference Security on the relevant Stock Exchange.

“Holder’s Cash Amount” means all cash which has ceased to be Reference Property pursuant to Condition 5(e), other than cash that constitutes any part of the Non-Deliverable Cash Amount.

“Holder’s Cash Amount per Note” means, with respect to each Note to be redeemed, a fraction of the Holder’s Cash Amount as at the relevant Notification Date, Redemption Date or, as the case may be, the Maturity Date, the numerator of which fraction shall be one and the denominator of which shall correspond to the total number of Notes (including the Note which is being redeemed) which are outstanding at such time (excluding for this purpose the number of Notes in respect of which the Optional Redemption Right has been exercised where the relevant Holder’s Cash Amount has not yet been delivered, as well as such undelivered part of the Holder’s Cash Amount).

“Holder’s Reference Property Value” means, in relation to each Note being redeemed, the sum of the CMV as determined on each Valuation Day of the Reference Property multiplied by a ratio equal to one minus the Daily Relevant Proportion or, as the case may be, one minus the Minimum Proportion in the relevant Calculation Period, divided by the number of Valuation Days in the relevant Calculation Period.

“Mandatory Redemption” means a redemption of the Notes pursuant to the provisions of Conditions 5(a), (c) or (d).

“Market Disruption Event” means, in respect of any publicly-traded Reference Security, the occurrence or existence of (i)(a) a Trading Disruption or (b) an Exchange Disruption, in each case on any relevant Trading Day and which the Calculation Agent reasonably determines is material, or (ii) an Early Closure.

“Minimum Proportion” means the Relevant Proportion of any Reference Property per Note which would be retained assuming CMV is equal to the Maximum Threshold Amount on each Trading Day in the relevant Calculation Period (i.e., 64.2857 per cent. of the Reference Property per Note).

“Non-Deliverable Cash Amount” means the aggregate of all Cash Amounts calculated in accordance with Condition 5(e) from time to time and held by the Issuer and not subject to distribution in accordance with Condition 5(f).

“Non-Predominant Reference Security” means, where relevant, any Reference Security other than the Predominant Reference Security.

“NYSE” means the New York Stock Exchange.

“Optional Redemption Right” has the meaning provided in Condition 6(a).

“Outstanding Amount” has the meaning provided in Condition 5(c).

“Predominant Reference Security” means, if at any time there is more than one type or series of Reference Security in the Reference Property, such type or series of Reference Security which the Calculation Agent reasonably considers to represent the largest proportion or weighting in the Reference Property.

“Redemption Date” means the relevant date fixed for redemption of any Notes.

“Redemption Period” means, subject to Condition 9(b), the period commencing on and including February 15, 2006 to and including the date which is 35 Trading Days prior to the Maturity Date.

“Reference Property” means, initially, the 109,460,088 Shares constituting the initial Reference Property, and subsequently such Reference Securities and/or other property constituting for the time being the Reference Property in accordance with these Conditions.

“Reference Property per Note” means, with respect to each Note to be redeemed, a fraction of the Reference Property, the numerator of which fraction shall be one and the denominator of which shall correspond to the total number of Notes (including the Note which is being redeemed) which are outstanding at such time (excluding for this purpose the number of Notes in respect of which the Optional Redemption Right has been exercised where the Holder’s Reference Property Value has not yet been paid, as well as the amount of Reference Property reflected in any such Holder’s Reference Property Value), such fraction of the Reference Property initially comprising 5,473.0044 Shares.

“Reference Security” and “Reference Securities” means any share, option, warrant, bond, debenture, or other negotiable or transferable security or instrument forming part of the Reference Property, subject to adjustment in accordance with these Conditions.

“Relevant Proportion” means the sum, calculated by the Issuer, of the Daily Relevant Proportions for each Valuation Day in the relevant Calculation Period divided by the number of Valuation Days in such Calculation Period.

“Relevant Rate” means on any day, and, in respect of the conversion of one currency into another currency, the rate of exchange between such currencies appearing on or derived from screen page FXC on the Bloomberg screen (or any successor screen page) at 10.00 a.m. (New York time) on that day, or, if that page is not available or that rate of exchange does not appear on that page on that day, the rate of exchange between such currencies appearing on such other screen or information service, or determined in such other manner, as the Issuer shall determine.

“Revocation Date” means the date specified as such in a Notice of Revocation and which shall be not earlier than 10 days prior to the first day of the relevant Calculation Date.

“Settlement Date” means the date for the payment of the redemption price of the Notes pursuant to these Conditions, which shall be the sixth Trading Day following the end of the relevant Calculation Period.

“Stock Exchange” means the NYSE, provided that for the purposes of these Conditions, except where the context otherwise requires, references to the Stock Exchange shall, if the Reference Securities or the relevant Reference Securities are not listed on the NYSE at the relevant time, be construed as references to such other regulated stock exchange or automated quotation system located in a major financial centre within the United States of America or to any other similarly regulated markets on which Reference Securities or the relevant Reference Securities are primarily so listed or quoted at such time, as selected by the Issuer, provided that if there is more than one, preference will be given to the regulated stock exchange or automated quotation system with the highest average trading volume of Reference Securities or the relevant Reference Securities.

“Trading Day” means, in respect of any publicly-traded Reference Security forming part of the Reference Property at the relevant time, any Business Day on which the relevant Stock Exchange is open for trading other than a day on which an Early Closure occurs.

“Trading Disruption” means, in respect of any publicly-traded Reference Security, any suspension of, or limitation imposed on, trading by the relevant Stock Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by such Stock Exchange or otherwise relating to such Reference Security.

“US dollars” means the currency of the United States of America.

“Valuation Day” means (i) in respect of any publicly-traded Reference Security, the relevant Trading Day and (ii) in respect of any non-publicly-traded Reference Security or other property or asset forming part of the Reference Property at the relevant time, the Business Day falling on such Trading Day.

“Optional Redemption” means a redemption of the Notes pursuant to these Conditions, other than a Mandatory Redemption.

“VWAP” means, in respect of any publicly-traded Reference Securities forming part of the Reference Property on any Valuation Day, the volume-weighted average price for such Reference Securities on the NYSE on the relevant Valuation Day appearing on or derived from screen page VAP on the Bloomberg screen (or any successor or alternative screen page) (or, if no volume-weighted average price is reported, the price calculated by the Calculation Agent in its sole discretion having regard to available market data); provided that, if at any time after the commencement of the relevant Calculation Period and prior to the relevant Settlement Date, the publicly-traded Reference Securities shall have been quoted ex-dividend, ex-Distribution or ex-any other entitlement to another security or asset and during some other part of such period shall have been quoted cum-dividend, cum-Distribution or cum-any other entitlement to another security or asset, then the trading prices on the Valuation Days during such period on which the publicly traded Reference Securities shall have been quoted cum-dividend, cum-Distribution or cum-any other entitlement to another security or asset shall, for the purpose of this definition, be deemed to be the amount thereof reduced by an amount equal to the value of such dividend, Distribution or other entitlement per publicly-traded Reference Security. If the Reference Securities are not listed on the NYSE, or no bid and ask prices are available, the respective quotations or prices on the principal national or regional securities exchange on which such Reference Securities are listed are decisive, rounded to four decimal places (with 0.00005 being rounded up). In the absence of one or more such listings, the Issuer will determine the VWAP on the basis of such quotations or other information as it considers appropriate, and any such determination will be conclusive.

(c)	Early Mandatory Redemption at the option of the Noteholder

On giving not less than 5 nor more than 30 Trading Days’ notice to the Issuer prior to the commencement of the relevant Calculation Period in respect of such redemption in accordance with Condition 13 (which notice shall be irrevocable) (a “Redemption Notice”), the Noteholder may require the Issuer to redeem all, or (in the case of (i) below) all or part only, of the Outstanding Amount of each Note outstanding on the Redemption Date set out in such notice:

(i)	at any time on or after February 15, 2006; or
(ii)	at any time if the aggregate principal amount of Notes outstanding at such time is less than 10 per cent. of the aggregate principal amount of Notes originally issued,

provided that (x) in the case of a redemption of part only of the Outstanding Amount of each Note, the minimum principal amount of a Note that may be redeemed shall be US$5,000 and (y) no redemption of Notes (other than a redemption in whole) shall be effected if, as a result thereof, the Outstanding Amount of each Note would be less than US$30,000.

In the case of a partial redemption the Redemption Notice shall notify the Issuer of the principal amount of each Note to be redeemed and, following the relevant Settlement Date, the principal amount of each Note that shall remain outstanding thereafter (the “Outstanding Amount”) shall be reduced accordingly.

In the case of (i) above, the Notes will be redeemed (in whole or in part, as the case may be) by payment to the Noteholder in respect of each such Note held by the Noteholder of (i) the proportion of the Holder’s Reference Property Value plus (ii) the proportion of any Holder’s Cash Amount per Note not previously distributed in accordance with Condition 5(f), such Holder’s Cash Amount per Note being calculated as at the relevant Redemption Date, less (iii) the proportion of the Holder’s Call Premium Amount, in each case calculated as at the last day of the relevant Calculation Period, that is pro rata to the proportion of the Outstanding Amount being redeemed.

In the case of (ii) above, the Notes will be redeemed (in whole but not in part) by payment to the Noteholder in respect of each Note held by it of (i) the Holder’s Reference Property Value and (ii) any Holder’s Cash Amount per Note not previously distributed in accordance with Condition 5(f), such Holder’s Cash Amount per Note being calculated as at the relevant Redemption Date, in each case calculated as at the last day of the relevant Calculation Period.

(d)	Early Mandatory Redemption following an Event of Default

The Issuer shall, on a date determined by the Issuer and notified to the Noteholder falling within 15 Trading Days of any notice delivered by the Noteholder of the occurrence of any Event of Default arising pursuant to Condition 12(c), redeem the Notes (in whole but not in part) by delivering to the Noteholder in respect of each Note held by it, (i) the Holder’s Reference Property Value, and (ii) any Holder’s Cash Amount per Note not previously distributed in accordance with Condition 5(f), such Holder’s Cash Amount per Note being calculated as at the relevant Redemption Date, less (iii) the Holder’s Call Premium Amount.

(e)	Cash Amount Calculation

On the occurrence of a Cash Amount Calculation Event:

(i)	the Issuer shall calculate the CMV, the Daily Cash Proportion per Note on each Valuation Day in the Averaging Period and the Cash Amount per Note,
(ii)	the Outstanding Amount per Note shall be reduced with immediate effect by the average of the Daily Cash Proportions over the Averaging Period,
(iii)	the Cash Amount shall no longer form part of the Reference Property and shall be added to the Non-Deliverable Cash Amount,
(iv)	any cash not forming part of the Cash Amount shall no longer form part of the Reference Property and shall be added to the Holder’s Cash Amount, and
(v)

the Issuer shall give notice in accordance with Condition 13 to the Noteholder as soon as practicable following the end of the Averaging Period of the Cash Amount, the Holder’s Cash Amount, the Non-Deliverable Cash Amount, the Reference Property and the Outstanding Amount.

For the purposes of these Conditions,

“Averaging Period” shall mean the period of five consecutive Trading Days commencing immediately following the day on which the Cash Amount Calculation Event shall have occurred.

“Cash Amount” means, with respect to each Note, an amount in US dollars calculated in accordance with the following formula:

CA = (ADP x C) + (PA x A)

Where:

“A” means the average of the Daily Cash Proportions per Note over the Averaging Period;

“ADP” means the average of the Daily Relevant Proportions per Note over the Averaging Period;

“C” means the average amount of cash comprised in Reference Property per Note over the Averaging Period;

“CA” means the Cash Amount per Note; and

“PA” means the Holder Call Premium Amount per Note calculated by reference to the table set out below.

A “Cash Amount Calculation Event” shall be deemed to have occurred if over any period of 5 consecutive Trading Days the Reference Property comprises cash having a value in excess of 5 per cent. of the CMV of the Reference Property. The Issuer shall deliver a notice within 5 Trading Days of the circumstances triggering a Cash Amount Calculation Event having occurred.

“Daily Cash Proportion” means, with respect to each Note, the proportion of the cash comprised in the Reference Property attributable to each Note calculated as a fraction, the numerator of which shall be the amount of such cash per Note on the relevant Valuation Day in the Averaging Period expressed in US dollars and the denominator of which shall be the CMV on such Valuation Day also expressed in US dollars.

“Holder’s Call Premium Amount” means an amount in US dollars equal to the percentage set out in the table below of the Outstanding Amount per Note immediately prior to the relevant Settlement Date calculated by reference to the average CMV (expressed as a percentage of such Outstanding Amount) during the relevant Calculation Period, and provided that if the relevant average CMV falls between two figures and/or two dates in the table below, the relevant amount shall be determined by linear interpolation.

	For the three-month period beginning:
	2006			2007
Average CMV (as a % of the Outstanding Amount)	15 February	15 May	15 August	15 November	15 February	15 May	15 August
<110%	zero	zero	zero	zero	zero	zero	zero
110%	zero	zero	zero	zero	zero	zero	zero
115%	0.83%	0.60%	0.35%	0.09%	zero	zero	zero
120%	3.51%	3.08%	2.56%	1.94%	1.22%	0.33%	zero
125%	6.32%	5.71%	4.95%	4.01%	2.86%	1.32%	zero
130%	9.28%	8.51%	7.55%	6.33%	4.83%	2.75%	zero
135%	12.40%	11.49%	10.36%	8.94%	7.17%	4.71%	zero
140%	15.68%	14.67%	13.41%	11.83%	9.88%	7.21%	zero
145%	14.12%	13.03%	11.68%	10.00%	7.96%	5.24%	zero
150%	12.72%	11.56%	10.16%	8.43%	6.38%	3.75%	zero
155%	11.46%	10.27%	8.84%	7.11%	5.11%	2.67%	zero
160%	10.34%	9.14%	7.70%	6.00%	4.10%	1.90%	zero
165%	9.35%	8.14%	6.73%	5.09%	3.31%	1.39%	zero
170%	8.47%	7.28%	5.90%	4.34%	2.70%	1.05%	zero
175%	7.70%	6.54%	5.20%	3.73%	2.23%	0.83%	zero
180%	7.03%	5.89%	4.62%	3.24%	1.88%	0.69%	zero
185%	6.44%	5.34%	4.13%	2.84%	1.62%	0.61%	zero
190%	5.92%	4.87%	3.72%	2.53%	1.43%	0.56%	zero
195%	5.47%	4.46%	3.38%	2.28%	1.29%	0.53%	zero
200%	5.08%	4.12%	3.09%	2.08%	1.19%	0.51%	zero
205%	4.74%	3.82%	2.86%	1.93%	1.12%	0.50%	zero
210%	4.45%	3.57%	2.67%	1.80%	1.06%	0.49%	zero
215%	4.20%	3.36%	2.51%	1.71%	1.02%	0.49%	zero
220%	3.97%	3.18%	2.38%	1.63%	0.99%	0.49%	zero
225%	3.78%	3.03%	2.27%	1.57%	0.97%	0.48%	zero
230%	3.61%	2.90%	2.18%	1.52%	0.96%	0.48%	zero
235%	3.47%	2.78%	2.10%	1.48%	0.94%	0.48%	zero
240%	3.34%	2.69%	2.04%	1.45%	0.93%	0.47%	zero
245%	3.23%	2.61%	1.99%	1.43%	0.93%	0.47%	zero
250%+	3.14%	2.54%	1.95%	1.41%	0.92%	0.47%	zero

For the purposes of these Conditions, “cash” shall include notes, bonds, debentures, loan stock or other evidences of indebtedness that are not linked to, or convertible, exchangeable or exercisable into, or give any right of subscription for or acquisition of, any equity or instrument with equity-like features (each, a “Cash Instrument”).

(f)	Optional Distribution of Holder’s Cash Amount

The Noteholder may, at any time and at its option, on giving not less than 10 and not more than 60 Trading Days’ notice in accordance with Condition 13 require the Issuer to distribute the Holder’s Cash Amount per Note in whole or in part to the Noteholder.

6	OPTIONAL REDEMPTION AND PROCEDURE
(a)	Optional Redemption by Issuer

At any time during the Redemption Period, and except as otherwise provided herein, the Issuer will have the right (the “Optional Redemption Right”) to redeem each of the Notes by payment of (i) a Holder’s Reference Property Value, calculated on the basis of a Relevant Proportion equal to the Minimum Proportion of the Reference Property per Note,

such Reference Property per Note being determined as at the Notification Date (as defined in Condition 6(b)) and (ii) any Holder’s Cash Amount per Note not previously distributed in accordance with Condition 5(f).

Exercise of the Optional Redemption Right may not be made in respect of part only of a Note.

(b)	Procedure for Redemption

As a precondition to any payment of the redemption price pursuant to a Mandatory Redemption or an Optional Redemption, the Noteholder shall be required to deliver the relevant Note or Notes together with a duly executed redemption notice in, or substantially in, the form scheduled hereto (each an “Redemption Notice”) to the Issuer.

The Redemption Notice will be considered given on the Trading Day immediately following the date on which the relevant Note or Notes and the Redemption Notice are deposited with the Issuer, before 14.00 hours on a Business Day. The date on which such Redemption Notice is considered to have been so given shall be the “Notification Date”. The Redemption Notice shall include the number and account name of a US dollar account to which the Holder’s Reference Property Value and Holder’s Cash Amount (if any) is to be paid by or on behalf of the Issuer.

The Issuer shall deliver notice of any redemption pursuant to Conditions 5(a), 5(d) or 6(a) not less than 2 Business Days prior to the date of commencement of the relevant Calculation Period. If, in the case of any such redemption, the Redemption Notice and the relevant Note or Notes are not delivered to the Issuer by not later than 3 calendar months following the relevant Settlement Date, then the Holder’s Reference Property Value and the Holder’s Cash Amount per Note in respect of the relevant Note or Notes shall be retained by the Issuer.

Once delivered to the Issuer, a Redemption Notice will be irrevocable. Any determination as to whether any purported Redemption Notice has been duly completed and properly delivered shall be made by the Issuer and shall, save in the case of a manifest error, be conclusive and binding on the Issuer and the Noteholder.

7	SETTLEMENT AND OTHER MISCELLANEOUS PROVISIONS
(a)	Settlement

The Issuer shall notify the Noteholder, no later than 17.00 hours (London time) on the fifth Trading Day immediately preceding the relevant Settlement Date, of the Holder’s Reference Property Value to be paid by or on behalf of the Issuer to the Noteholder pursuant to Conditions 5 or 6, as well as, where applicable, any cash amount (including any Holder’s Cash Amount) due to each Noteholder.

The Issuer shall cause, on or before the relevant Settlement Date, the Holder’s Reference Property Value, the Holder’s Cash Amount per Note and any cash amount in respect of all Notes being redeemed to be paid to the Noteholder to such accounts as specified in the relevant Redemption Notices.

(b)	Miscellaneous provisions applicable to both Mandatory Redemption and Optional Redemption
(i)	Release of Reference Property

If any Reference Property is taken into account in determining a payment pursuant to these Conditions, the Holder’s Reference Property Value and the Relevant Proportion shall cease to be part of the Reference Property and the Reference Property shall be reduced accordingly.

(ii)	Effect of Suspension Periods

In the event of the Optional Redemption Rights being suspended in accordance with the provisions of Condition 9(b) during any period referred to in Condition 6(b), then any such period shall be extended by the number of days during which such Optional Redemption Rights were so suspended provided that, for the avoidance of doubt, no such period shall be extended beyond the last day of the Redemption Period.

8	REFERENCE PROPERTY ADJUSTMENTS

The following provisions shall govern the composition of the Reference Property as of any date of determination.

(a)	Initial Reference Property

The Reference Property will initially comprise 109,460,088 Shares and will be subject to adjustment only in accordance with Condition 8(b).

(b)	Adjustment Events

The composition of the Reference Property will be adjusted as follows under the following circumstances (an “Adjustment Event”).

(i)	Subdivision, Consolidation or Reclassification

If there shall have occurred a subdivision, consolidation or reclassification of any Reference Securities or any other Reference Property, then the securities resulting from such subdivision, consolidation or reclassification, so far as attributable to the Reference Securities or to such other Reference Property, shall be included in the Reference Property.

(ii)	Rights Issues

If further Reference Securities or any other Reference Property, or options, warrants or rights to subscribe, purchase or acquire, or convert into, Reference Securities or any other Reference Property shall be offered by way of rights to holders of Reference Securities or the owners of such other Reference Property (each a “Rights Issue”), then (provided that it is possible to sell such rights under applicable law and/or the terms of the Rights Issue) there shall be added to the Reference Property such number of Reference Securities or options, warrants or rights or such amount of such other Reference Property as the Issuer determines in its absolute discretion could be subscribed or purchased if sufficient rights were to be sold on an arm’s length basis in good faith to enable the whole of the balance of such rights to be taken up (after the deduction of costs and expenses in connection therewith), but only to the extent that the Issuer determines that, if it holds or were to hold the Reference Property, it is or would be able to sell these Reference Securities or options, warrants or rights or other Reference Property

For the avoidance of doubt, and without prejudice to the terms of this Condition 8(b)(ii), there shall be no obligation on the Issuer to hold the Reference Property or any other securities entitling it to subscribe rights offered to it in any Rights Issue.

Any Reference Securities or other Reference Property or options, warrants or rights that would be taken up pursuant to this paragraph shall be added to and form part of the Reference Property.

(iii)	Bonus Issues, Distributions and Reorganisations

If any one of the following occurs:

(a)

Reference Securities or other securities are issued credited as fully paid to holders of Reference Securities or the owners of such other Reference Property by way of capitalisation of profits or reserves or in lieu of the whole or any part of any cash dividend or interest under such Reference Securities or such other Reference Property;

(b)

any Distributions (in the case of a Cash Distribution, any excess over the Threshold Dividend Level (as defined below)) or Capital Repayments are distributed or made to holders of Reference Securities or the owners of such other Reference Property;

(c)

pursuant to any scheme of arrangement, reorganisation, amalgamation, merger, demerger or reconstruction of any company or companies (whether or not involving liquidation or dissolution), any further shares or other securities, any evidence of indebtedness or assets (including cash) are issued, transferred or distributed to holders of Reference Securities (other than in circumstances where Condition 8(b)(iv) shall apply), then such shares, other securities, Distributions, Capital Repayments, evidences of indebtedness, cash or other assets received in relation to the relevant event, so far as attributable to the Reference Property, shall be included as part of the Reference Property.

A Cash Distribution(s) shall be in excess of the Threshold Dividend Level if in any 3-Month Period the aggregate of any Cash Dividends received by holders of the Reference Property, if divided pro rata among the number of

Notes then outstanding, would represent an amount in US dollars per Note which is more than 0.27365 per cent. of the Outstanding Amount of each Note.

“3-Month Period” means any period of 3 calendar months commencing on January 1 and ending on March 31, commencing on April 1 and ending on June 30, commencing on July 1 and ending on September 30 or commencing on October 1 and ending on December 31, as the case may be.

“Cash Distribution” means any Distribution and/or Capital Repayment (each as defined in Condition 5(b)) paid in cash (converted, if any such Cash Distribution is not made in US dollars, mutatis mutandis in accordance with the provisions of the definition of Closing Price contained in Condition 5(b) with references to the relevant Trading Day (as defined in Condition 5(b)) therein being deemed to be to the first Trading Day on or after the date on which any such Cash Distribution has been paid by the relevant issuer of, or the obligor under, the relevant Exchange Property).

(iv)	Other Adjustment Events

If the Issuer determines that an adjustment should be made to the Reference Property as a result of one or more events or circumstances not referred to in paragraphs (b)(i), (ii) or (iii) (even if the relevant event is, or circumstances are, specifically excluded from the operation of paragraphs (b)(i), (ii) or (iii)), the Issuer shall determine as soon as practicable what adjustment (if any) to the Reference Property is fair and reasonable to take account of such event(s) or circumstance(s) and the date on which such adjustment should take effect in accordance with such determination.

(c)	Notice

The Issuer shall give notice to the Noteholder in accordance with Condition 13 of any change (or, at the Issuer’s discretion, any prospective change) in the composition of the Reference Property as soon as reasonably practicable following such change (or, if the notice is given in respect of a prospective change, at such time as the Issuer shall determine), including details of the Reference Property per Note following such change and the Holder’s Cash Amount per Note.

(d)	Determination

If any doubt shall arise as to whether an Adjustment Event has occurred, or as to the adjustment to be made to the composition of the Reference Property or as to the Reference Property per Note, a determination by the Issuer in respect thereof shall (save in the case of manifest error) be final and binding on the Issuer and the Noteholder.

9	GENERAL OFFERS
(a)	Acceptance of Offers

In the event of an Offer (as defined below) for any Reference Security, adjustments to the Reference Property shall be determined on the basis of the Issuer’s designation of the Offer as accepted (and as to any alternative consideration) or rejected. The Issuer shall have absolute discretion (subject as set out below) to designate an Offer as accepted (and as to any alternative consideration) or rejected, provided that (1) the Issuer will only designate an Offer as rejected if the Issuer determines in its sole discretion that such a rejection would provide holders of the relevant Reference Securities with the highest value in the relevant circumstances, having consulted with the Calculation Agent as to the value of such Offer, (2) the Issuer will not designate an Offer as accepted (a) prior to the Specified Date (as defined below) in respect thereof and (b) unless the value of the consideration offered for the Reference Security pursuant to the Offer (the “Offer Consideration”) is equal to or greater than the value of the Reference Security, and (3) subject as provided in (1) above, (x) where the terms of the Offer are such that a holder of the Reference Security may decide whether to accept the Offer Consideration in the form of cash or securities, if the Issuer designates the Offer as accepted, the Issuer shall designate the type of Offer Consideration which has the highest value and (y) where the terms of the Offer are such that a holder of the Reference Security may decide whether to accept the Offer Consideration in the form of unlisted securities or an alternative form of Offer Consideration, if the Issuer designates the Offer as accepted, the Issuer shall designate the alternative form of Offer Consideration. For the avoidance of doubt, (i) the Issuer may announce its intention to designate any Offer as accepted prior to the Specified Date, and (ii) if there are two simultaneous Offers, the Issuer may designate either Offer as accepted (including the Offer which includes the lower Offer Consideration) or neither Offer. The value of the Reference Security and the value of any Offer Consideration will be determined by the Issuer.

The Issuer will give notice of any Offer to the Noteholder in accordance with Condition 13 as soon as reasonably practicable following the date on which it becomes aware of such Offer.

If the Issuer designates an Offer as accepted (or, if the Reference Securities are subject to compulsory acquisition), then, with effect from the Final Date (as defined below), the Reference Property will consist, in whole or in part, of the consideration received by a shareholder accepting such Offer and making any election made or deemed to have been made by the Issuer or the consideration received pursuant to such compulsory acquisition, as the case may be.

Any cash amount or Cash Instruments included in the Offer Consideration in respect of any Reference Property may, at the Issuer’s sole discretion, be designated as reinvested in other Reference Securities or any other publicly traded equity securities otherwise receivable in the context of the relevant Offer by the holder of the relevant Reference Securities subject to the Offer. Otherwise, the cash amount or Cash Instruments shall be added to and form part of the Reference Property and shall be applied as provided in Condition 5(e).

The Issuer shall at all times be entitled at its discretion, in relation to any shares or other securities owned or controlled by it or in respect of which it is entitled to exercise voting rights (whether or not such shares or securities comprise Reference Property), to vote on, exercise its rights in respect of, or otherwise participate in (or in any such case refrain from doing so), any scheme of arrangement, reorganisation, amalgamation, merger, demerger or reconstruction of any company or companies (whether or not involving liquidation or dissolution), as it thinks fit.

For the purposes of this Condition 9(a):

“Final Date” means, in relation to any Offer, the date upon which the Offer Consideration is made available to the holders of the Reference Securities.

“Offer” means (i) a take-over bid or any other offer made to holders or substantially all holders (other than holders to whom such offer may not be made under applicable laws) of shares from a party other than the issuer of the relevant Reference Securities to acquire such shares and (ii) a self-tender or exchange offer or any consolidation, merger or statutory share exchange of any kind from the issuer of the relevant Reference Securities in respect of 10 per cent. or more of the outstanding amount of any class of Reference Securities pursuant to which the holders of such class of Reference Securities have the right to elect the consideration payable in connection therewith.

“Specified Date” means, in relation to any Offer, the final date for acceptance of such Offer which, if such Offer is, prior to such final date, extended, shall be the final date for acceptance of the extended Offer.

(b)	Suspension of Optional Redemption Rights

The Optional Redemption Rights shall be suspended from and including (i) the sixth Trading Day prior to the Specified Date (assuming the date then scheduled to be the Specified Date will in fact be the Specified Date) until the acceptance of the relevant Offer is withdrawn or the relevant Offer lapses or becomes or is declared unconditional in all respects and (ii) the date any vote is cast in relation to any applicable scheme referred to in paragraph (a) above, which is approved by the required majority, until the same is approved or rejected by any relevant judicial or other authority or otherwise is or becomes or is declared to be effective or the like. Notice of any such period of suspension (including the commencement and termination thereof) will be given by the Issuer to the Noteholder in accordance with Condition 13.

10	WITHHOLDING TAXES

All payments of amounts in respect of the Notes by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed on payments to be made by or on behalf of the Issuer by or within Switzerland or the United Kingdom or any political subdivision thereof or any authority therein or thereof having power to tax or of any other jurisdiction, unless such withholding or deduction is required by law. If any such withholding or deduction is so required, the relevant payment shall be made subject to and after any such withholding or deduction and no additional amounts shall be payable by the Issuer in respect of such withholding or deduction.

If US federal income tax is required to be withheld from any payment to be made by or on behalf of the Issuer (other than as a result of (i) any action taken by or at the direction or request of the Noteholder, other than its holding of the Notes, or (ii) any connection between the Noteholder and the United States), the Issuer shall pay an amount necessary to ensure that the net amount actually received by the Noteholder after the withholding is equal to the amount that the Noteholder would have received had no such withholding been required.

11	CONSOLIDATION

The Issuer will not consolidate with or merge into any other corporation or corporations, unless the corporation formed by such consolidation, or into which the Issuer shall have been merged, shall have expressly assumed in writing the due and punctual payment of all amounts on all the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Notes to be performed or observed by the Issuer. In case of any such consolidation or merger, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for the Issuer with the same effect as if it had been named herein. In the event of any such consolidation or merger, the Issuer or any successor corporation which will theretofore have become such in the manner described in this Condition 11 will be discharged from all obligations and covenants under the Notes and may be liquidated and dissolved.

12	EVENTS OF DEFAULT

The following will be Events of Default (each an “Event of Default”) with respect to the Notes:

(a)	Payment/Delivery Default

there is a default for more than 30 days in the payment of any amount in respect of, and/or in the delivery when due of any Reference Property in exchange for, the Notes; or

(b)	Breach of Agreement

there is a default in the performance by the Issuer of any other obligation under the Notes which is, in the opinion of the Issuer, incapable of remedy or which, being a default which is, in the opinion of the Issuer, capable of remedy, continues for 60 days after written notice of such default has been given by the Issuer to the Issuer; or

(c)	Bankruptcy

any order shall be made by any competent court or other authority or resolution passed by the Issuer for the dissolution or winding-up of the Issuer or for the appointment of a liquidator, receiver, administrator or manager of the Issuer or of all or a substantial part of their respective assets, or anything analogous occurs, in any jurisdiction, to the Issuer, other than in connection with a solvent reorganisation, reconstruction, amalgamation or merger; or

(d)	Insolvency

the Issuer shall stop payment or shall be unable to, or shall admit to creditors generally its inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangements with its creditors generally.

If any Event of Default shall have occurred, the Notes will become immediately due and redeemable in accordance with the provisions of Condition 5(d).

13	NOTICES
(a)	Addresses

Any communication shall be given by letter or fax, in the case of notices to the Issuer, to it at:

1 Finsbury Avenue

London EC2M 2PP

Fax: +44 20 7568 4127

Attention: Equity-Linked Team

With a copy to:

Fax: +44 20 7567 2364

Attention: Transactions Legal

And in the case of notices to the Noteholder, to it at:

Istithmar Media Investments

c/o Istithmar PJSC

Level 4, Emirates Office Tower

P.O. Box 17000

Dubai, UAE

Fax: +971 4390 3818

Attention: David Jackson

(b)	Effectiveness

Any such communication shall take effect, in the case of a letter, at the time of delivery, and in the case of a fax, at the time of despatch.

14	GOVERNING LAW
(a)	The Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.
(b)

The Issuer agrees for the benefit of the Noteholder to submit to the jurisdiction of any New York State or United States federal court sitting in the Borough of Manhattan, The City of New York and of any court of its own corporate domicile, with respect to any dispute arising out of or relating to the Notes (“Proceedings”).

(c)

The Issuer irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceedings brought in such a court and any claim that any such Proceedings brought in such a court have been brought in an inconvenient forum. The Issuer waives any rights to which it may be entitled on account of place of residence or domicile. To the extent that the Issuer has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer waives such immunity in respect of its obligations under the Notes. The Issuer agrees that final judgement in any such Proceedings brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which the Issuer is subject by a suit upon such judgement or in any manner provided by law, provided that service of process is effected upon the Issuer in the manner specified in the following paragraph or as otherwise permitted by law. The Issuer irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any Proceedings (including appeals) arising out of or relating to any Notes, the posting of any bond or the furnishing, directly or indirectly, of any other bond.

(d)

The Issuer has appointed UBS Securities LLC which, as of the date hereof, maintains an office at 299 Park Avenue, New York, NY 10171, to receive, for it and on its behalf, service of process in any Proceedings. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in The City of New York, the Issuer irrevocably agrees to appoint a substitute process agent and shall immediately notify the Noteholder of such appointment. The Issuer agrees that for so long as any of the Notes remains outstanding, it will at all times have an authorized process agent in The City of New York upon whom process may be served in any Proceedings arising out of or relating to any Note. Nothing shall affect the right to serve process in any other manner permitted by law.

(e)

Nothing contained in this Condition 14 shall limit any right of the Noteholder to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

Schedule

Form of Redemption Notice

UBS AG, London Branch

US$2,000,000,000 Participation Notes due 2007 (the “Notes”)

Istithmar Media Investments as holder of the Notes hereby elects to redeem the principal amount of the Notes as set out below in accordance with the terms and conditions of the Notes.

Principal Amount of Notes: .....................................................

Condition pursuant to which the Notes are being redeemed: .............................................

We hereby request that the Holder’s Reference Property Value and Holder’s Cash Amount (if any) be paid to the following account:

Account number: .....................................................

Account name: .....................................................

Signed by: .....................................................

Title: .....................................................

Date: .....................................................

* If applicable delete square brackets.